EXHIBIT 99.1

SigmaTron International, Inc.  Announces James E. Barnes Promoted to President

ELK GROVE VILLAGE, Ill., Oct. 13, 2021 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services (“EMS”) company (the “Company”), today announced that Gary R. Fairhead, Chairman of the Board, Chief Executive Officer and President of SigmaTron International, Inc. stepped down as President effective October 13, 2021. He plans to remain active in his positions as Chairman of the Board and Chief Executive Officer. The Company’s Board of Directors has appointed James E. Barnes as President of the Company, also effective October 13, 2021. Mr. Barnes has been with the Company since October 2004 and has risen through the ranks, most recently holding the position of Executive Vice President, Operations and Global Accounts. His experience at SigmaTron has ranged from manufacturing operations to program management to business development. Through his business development activities he has worked with all seven manufacturing locations as well as the Company’s international purchasing office in Taiwan. He holds a BA in Business Administration from Illinois State University in 2004 and a MBA from DePaul University in 2010 in Operations Management.

Commenting on the leadership transition, Mr. Fairhead stated, “This was an important next step for the Company as it executes its strategic vision. We are hopeful that we will be in a position to close our Wagz transaction shortly. The addition of Wagz, which would report to me, and the growth of our EMS business required the Company to fill this position with someone who can continue to drive the recent trends we have seen and capitalize on the opportunities we see in the future. The Board is pleased that we had several viable internal candidates for this position and Jim’s promotion should result in a seamless transition as we move forward.”

Commenting on his promotion, Mr. Barnes stated, “I appreciate the Board’s offer to take on the challenges that come with this position and the confidence and trust they have shown in my ability. I’m excited about the opportunities that we believe we see in the EMS marketplace and look forward to continuing to work with our seasoned and exceptional SigmaTron team.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note: This press release contains forward-looking statements, including statements regarding executive officers and the pending Wagz acquisition. The forward looking statements in this press release are based on information available at the time the statements are made and/or management’s believe as of that time of the press release with respect to future events and are subject to risks and uncertainties, including those disclosed in the Company’s SEC filings.

For Further Information Contact:
SigmaTron International, Inc.
Gary R. Fairhead
1-800-700-9095